UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2017

BioSig Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55473	26-4333375
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8441 Wayzata Blvd., Suite 240 Minneapolis, Minnesota	55426
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 999-7331

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

 Section 1 - Registrant’s Business and Operations
Item 1.01  Entry into a Material Definitive Agreement.

See Item 5.02 of this report for a description of the General Release and Severance Agreement and the Restricted Stock Award Agreement, each dated as of May 31, 2017, by and between BioSig Technologies, Inc. (the “Company”) and Greg Cash.

The information in Item 5.02 of this report is incorporated in this Item 1.01 by reference.

Section 5 - Corporate Governance and Management
Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Severance Agreement. On May 31, 2017, the Company entered into a General Release and Severance Agreement (the “Severance Agreement”) with Gregory Cash, President, Chief Executive Officer, and Director of the Company, pursuant to which Mr. Cash’s employment with the Company was terminated effective as of June 1, 2017 (the “Separation Date”).
Pursuant to the Severance Agreement, the Company agreed, among other things, to: (i) make severance payments in an amount equal to Mr. Cash’s base salary, less applicable taxes and other withholdings, through July 14, 2017, payable in equal installments in accordance with the normal payroll policies of the Company, with the first installment being paid on the Company’s first regular pay date on or after the fortieth (40th) day following the Separation Date, which initial payment shall include all installment amounts that would have been paid during the first forty (40) days following the Separation Date had installments commenced immediately following the Separation Date; (ii) provide through December 31, 2017, or until Mr. Cash becomes eligible for comparable employer sponsored health plan benefits, whichever is sooner, all health plan benefits to which Mr. Cash was entitled prior to the Separation Date, pursuant to Mr. Cash’s election of COBRA with the Company and Mr. Cash paying the relative costs therefor in the same proportion as existed while Mr. Cash was an active employee of the Company; (iii) issue 100,000 shares of restricted stock to Mr. Cash, subject to the terms and conditions of the BioSig Technologies, Inc. 2012 Equity Incentive Plan and the Award Agreement (as described below); and (iv) transfer to Mr. Cash title to certain equipment previously issued to him.
In consideration of the foregoing severance payments, Mr. Cash agreed to a release of claims against the Company and any of its affiliates, parent companies, subsidiaries, present or former officers, trustees, directors, shareholders, agents and certain other persons regarding, among other things, claims arising out of (i) his hiring, compensation, benefits, and employment with the Company, and (ii) his separation from employment with the Company. Mr. Cash also agreed to a customary covenant not to sue and a nondisclosure and confidentiality covenant.
The foregoing description of the Severance Agreement is qualified in its entirety by reference to the Severance Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Award Agreement. In connection with the termination of Mr. Cash’s employment with the Company, on May 31, 2017, the Company also entered into a Restricted Stock Award Agreement (the “Award Agreement”) with Mr. Cash, pursuant to which the Company issued 100,000 shares of restricted stock (the “Severance Shares”) to Mr. Cash, subject to the terms of the Award Agreement.

Pursuant to the Award Agreement, the Severance Shares will: (i) vest 100% as of the date of grant; (ii) be subject to forfeiture immediately upon any revocation by Mr. Cash of his release of claims against the Company under the Severance Agreement; and (iii) be subject to a one-year lock-up period, during which Mr. Cash will not be permitted to sell, transfer, pledge, hypothecate, margin, assign or otherwise encumber any of the Severance Shares.

The foregoing description of the Award Agreement is qualified in its entirety by reference to the Award Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated by reference herein.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	General Release and Severance Agreement, dated May 31, 2017, by and between BioSig Technologies, Inc. and Greg Cash.
10.2	Restricted Stock Award Agreement, dated May 31, 2017, by and between BioSig Technologies, Inc. and Greg Cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSIG TECHNOLOGIES, INC.

Date: June 2, 2017	By:	/s/ Kenneth Londoner
Name: Kenneth Londoner
Title: Executive Chairman